Exhibit 5.1

                               SEWARD & KISSEL LLP



                                                              July 27, 2007

Excel Maritime Carriers Ltd.
Par La Ville Place
14 Par La Ville Road
Hamilton HM JX Bermuda

                        Re: Excel Maritime Carriers Ltd.

Ladies and Gentlemen:

          We have acted as counsel to Excel Maritime Carriers Ltd. (the "Company") and its subsidiaries listed on Schedule A attached hereto (the "Subsidiaries") in connection with the Company's Registration Statement on Form F-3 (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on July 27, 2007, as thereafter amended or supplemented, with respect to the public offering by the Company (the "Offering") of up to an aggregate of $500,000,000 of securities which may include common shares, preferred shares, debt securities, warrants, purchase contracts and units issued by the Company, and guarantees issued by the Subsidiaries (collectively the "Securities").

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

          We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

          Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of Liberia, when the Securities, other than debt securities, are issued, sold and paid for as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable, and when debt securities are issued for value and delivered in accordance with the applicable indenture, such debt securities will be binding obligations of the Company in accordance with their terms.

          We are members of the bar of the State of New York. In rendering this opinion we make it known that we are not admitted to practice before the courts of the Republic of Liberia and, accordingly, insofar as Liberian law is involved in the opinions hereinafter expressed, we have relied upon opinions and advice of Liberian counsel rendered in transactions which we consider to be sufficiently similar to those contemplated by the Underwriting Agreement as to afford a satisfactory basis for such opinions, upon our independent examination of Section 40 of the Liberian General Construction Law (Title 16 of the Liberian Code of Laws of 1956), the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956), including amendments thereto through July, 1973, the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised), including amendments thereto through June 19, 2002, and the Liberian Internal Revenue Code, Personal and Business Income Tax Law (Part II, Chapter 112 of Title 376 of the Liberian Code of Laws Revised, effective, July 1, 1977), including amendments thereto through November 19, 1994 (with exceptions, January 1, 2001) (the "Liberian Personal and Business Income Tax Law") and the Revenue Code of Liberia Phase One (Taxation of Earnings from Ships and Aircraft and of Nonresident Legal Persons, etc.) Regulations 2004 (the "2004 Regulations"), each as made available to us by The Liberian International Ship & Corporate Registry, LLC or, prior to December 31, 1999, by Liberian Corporation Services, Inc. and upon our knowledge of the interpretation of analogous laws in the United States of America. In rendering the opinions set forth below, we have assumed that the Liberian laws and regulations examined by us have not been the subject of any further amendments and that the persons who executed the aforementioned certificates of public officials are duly authorized to act in such capacity on behalf of the Ministry of Foreign Affairs of the Republic of Liberia.

          This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of Liberia as in effect on the date hereof.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

                                                   Very truly yours,

                                                   /s/Seward & Kissel LLP
                                                   ------------------------
                                                      Seward & Kissel LLP

                                                                 Schedule A
                                                                 ----------



Centel Shipping Co. Ltd.
Snapper Marine Ltd.
Liegh Jane Navigation S.A.
Teagan Shipholding S.A.
Fianna Navigation S.A.
Ingram Limited
Whitelaw Enterprises Co.
Castalia Services Ltd.
Fountain Services Ltd.
Candy Enterprises Inc.
Barland Holding Inc.
Yasmine International Inc.
Amanda Enterprises Ltd.
Marias Trading Inc.
Harvey Development Corp.
Tanaka Services Ltd.
Magalie Investments Co.
Melba Management Ltd.
Minta Holdings S.A.
Odell International Ltd.
Naia Development Corp.
Maryville Maritime Inc.
Point Holdings Ltd.


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